Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

May 22, 1998



Board of Directors
American General Annuity Insurance Company
5555 San Felipe, Suite 900
Houston, TX 77056

Re:  Opinion and Consent of Counsel - AGA Separate Account A

Dear Sir or Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to the Registration Statement on Form N-4 for the Individual Fixed and Variable Deferred Annuity Contracts with Flexible Contributions (the "Contracts") to be issued by American General Annuity Insurance Company and its separate account, AGA Separate Account A.

We are of the following opinions:

1. AGA Separate Account A is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully-paid, non-assessable contractual interest in such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:/s/LYNN KORMAN STONE
   --------------------------
   Lynn Korman Stone